EXHIBIT 99.1

                             WASHINGTON HOMES, INC.
                             AUDIT COMMITTEE CHARTER


I. PURPOSE

     A. The Audit Committee and the Board of Directors shall have ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor, or to nominate the outside auditor for shareholder approval in the proxy statement.

     B. The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee will review the financial reporting process, the system of internal controls, and the audit process. In performing its duties, the Committee will utilize its business judgment and will endeavor to maintain effective working relationships with the Board of Directors, management, and any internal and outside auditors.

     C. Nothing contained herein, however, shall impose a duty on the Audit Committee to plan or conduct audits or to determine whether the Company's financial statements are accurate or in accordance with generally accepted accounting principles. These duties are the responsibility of management and the outside auditor. It is also not the duty of the Audit Committee to independently verify information presented to it unless special circumstances justify such verification.

II. ORGANIZATION

     A. Number. The Audit Committee shall consist of at least three independent members of the Board of Director meeting the requirement set forth in
     Section II B.

     B. Membership qualifications.

          1. Each Audit Committee member must be "financially literate". Committee members must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one Audit Committee member must have accounting or related financial management expertise which shall include past employment experience in finance or accounting, requisite professional certification in accounting, or any other company experience or background which results in the individual's financial sophistication, including but not limited to serving as been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

          2. Each Audit Committee member must be "independent". A member is independent if he or she is not an officer or employee of the Company or its subsidiaries, if he or she has no relationship which, in the opinion of the

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               Company's  Board of Directors,  would  interfere  with his or her
               exercise   of   independent   judgment   in   carrying   out  the
               responsibilities of a director, and if he or she:

               a. Has not been an employee of the Company or any affiliate of the Company for the past three years;

               b. Has no immediate family member who has been employed by the Company or an affiliate of the Company in any of the past three years.

               c. Is not employed as an executive of any entity, other than the Company, having a compensation committee which includes any of the Company's executives; and

               d. Has not in any of the past three years been a partner in, or controlling shareholder or executive of, an organization that has had a business relationship with the Company or has a direct business relationship with the Company unless the Board of Directors in the exercise of its business judgment determines that the relationship does not interfere with the exercise of the Director's independent judgment.

               Under exceptional and limited circumstances, one director who has a relationship making him or her not independent, and who is not a Company employee or an immediate family member of a Company employee, may serve on the Audit Committee if the Board of Directors determines that the director's membership on the Audit Committee is required by the best interests of the Company and its shareholders, and discloses in the next annual proxy statement after such determination the nature of the relationship and the reasons for the determination.

     C. Chairperson. The Committee shall have a chairperson who shall be appointed by the Board of Directors.


III. ROLES AND RESPONSIBILITIES

     A. The Audit Committee should discuss with the outside auditor the matters required by SAS 61 (Codification of Standards on Auditing Standards, AU ss.
     380), as it may be modified or supplemented, from time to time.

     B. The Audit Committee should receive the written disclosure and the letter from the outside auditor required by Independence Standard Board Standard No 1, as it may be modified or supplemented from time to time, and discuss with the outside auditor, such auditor's independence.

     C. The Audit Committee shall be responsible (i) for ensuring that the outside auditor submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships between such auditor and the Company, (ii) for actively engaging in a dialogue with the outside auditor with respect to any

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     disclosed  relationships  or services that may impact the  objectivity  and independence of the outside auditor and, (iii) for recommending that the Board of Directors take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence.

     D. The Audit Committee shall review and discuss the audited financial statements of the Company and its subsidiaries with management.

     E. Based upon its reviews and discussions, the Audit Committee shall determine whether to recommend to the Board of Directors that the audited financial statements of the Company and its subsidiaries be included in the Company's Annual Report on Form 10-K.

     F. The Audit Committee must review and reassess the adequacy of this Charter on an annual basis.

IV. OTHER RESPONSIBILITIES

     A. The Audit Committee should meet with the outside auditor, any employee involved in internal audits and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately;

     B. The Committee should review significant findings and recommendations made by the internal and outside auditors and discuss them on a timely basis;

     C. The Committee should review annual engagement proposal for retention of the outside auditor and make recommendations to the Board concerning its fees;

     D. The Committee should regularly update the Board of Directors about Committee activities and make appropriate recommendations; and

     E. Disclosures about the Audit Committee and its functioning required under applicable SEC rules should be prepared and reviewed by the Committee for inclusion in the Company's proxy statement.

V. DEFINITIONS

     The term "Company" as used herein shall include all affiliates and subsidiaries of Washington Homes, Inc.


     Adopted by order of the Board of Directors June 6, 2000.

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